Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made, entered into and effective this 31st day of December, 2010 (the “Effective Date”), by and between DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), and Bryan E. Moss (“Employee”).

WITNESSETH:

The Company desires to employ Employee on terms which will encourage the attention and dedication of Employee to the Company as one of its key employees.  Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.  Accordingly, the Company and Employee hereby agree as follows:

1. EMPLOYMENT.  The Company offers and Employee accepts employment with the Company upon the terms and conditions hereinafter set forth, which terms and conditions shall supersede any other oral or written employment agreement(s) and addendums thereto entered into by and between the Company, Employee and any other party prior to the date of this Agreement and any and all rights and obligations of the Company, Employee and any such other party under such employment agreements and addendums, if any, shall be extinguished as of the Effective Date.

2. DATE AND TERM.  The term of Employee’s employment hereunder with the Company (the “Term”) shall commence as of the Effective Date and extend through the 36th month anniversary of the Effective Date, unless terminated sooner as provided in Section 5 below.  On the 36th month anniversary of the Effective Date (and, again (if the Term is still continuing) on each succeeding one-year anniversary of such date) the Term shall automatically renew for an additional one-year period unless either party shall have given the other a Notice of Termination (as hereinafter defined) at least ninety (90) days before the effective date of renewal, specifying that the Term shall not renew as of such date, or a Date of Termination (as hereinafter defined) shall occur pursuant to the provisions of Section 5 below.

3. POSITION AND DUTIES.  Employee shall serve as Senior Vice President – Professional Services of the Company, the duties and responsibilities of which shall include the management of the Company’s subsidiary, CMAC, Inc. (“CMAC”), as currently performed, reporting and subject to the general supervision of Donald Rowley, or, in the event of his death, disability, retirement or termination, such other person or persons as may be designated from time to time by the Company’s Board of Directors (the “Board”).  Employee’s services shall be performed at the headquarters of CMAC and such other place(s) as may be agreed upon by Employee and the Company.  Employee agrees, during the Term, to devote all of Employee’s professional time, attention and skills to the performance of his responsibilities and duties hereunder.

4. COMPENSATION AND EXPENSE REIMBURSEMENT.

(a) Base Salary and Annual Bonus.  For all services rendered by Employee under this Agreement, the Company shall pay Employee an annual base salary equal to the last sum agreed to by the Company and Employee on Exhibit A, attached hereto and made a part hereof (“Base Salary”). Employee’s Base Salary shall be payable in equal installments in accordance with the normal payroll practices of the Company.  During the Term, Employee will also be entitled to an annual bonus (“Annual Bonus”) which shall be calculated pursuant to the terms set forth on Exhibit B, attached hereto and made a part hereof, which Annual Bonus for any fiscal year shall be paid to Employee on April 15 of the year following the close of such fiscal year.  The Annual Bonus shall be paid 70% in cash and 30% in such number of unregistered shares of the common stock, par value $0.001 per share, of the Company (“DPS Stock”) obtained by dividing such 30% portion of the Annual Bonus amount by the average of the daily closing price per share of the DPS Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the OTC Bulletin Board or such other stock exchange on which the DPS Stock is then listed or quoted, for each of the ten (10) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Annual Bonus payment date.

(b) Benefits.  The Company shall provide to Employee at its cost and Employee shall have the right to participate in all employee benefit plans and arrangements as are from time to time made available to executives of the Company generally (including, without limitation, such medical, disability and life insurance coverage as may from time to time be made so available), subject to the terms and conditions of such plans and arrangements.

(c) Vacations.  Employee shall annually be entitled to four (4) weeks paid vacation time (or such increased amount of time as may be made available to Employee from time to time by the Company), with Employee’s vacations being taken in accordance with the Company’s vacation policy.  Although unused vacation time may not currently be carried over from one year to the next under the Company’s vacation policy, upon any termination of Employee’s employment hereunder Employee shall be paid for a pro rata portion of any unused vacation time for the year in which the termination occurs.

(d) Expenses.  Employee shall be entitled to reimbursement for all reasonable and necessary expenditures incurred in the performance of his duties hereunder, provided that such expenditures are incurred and accounted for in accordance with the policies and procedures of the Company as may be in effect from time to time for senior executives generally.

5. TERMINATION.

(a) Termination by the Company.  Subject to the remaining provisions of this Section 5(a), the Board may terminate Employee’s employment hereunder at any time (i) for Cause or (ii) if Employee suffers a Disability.

(i) As used herein, “Disability” shall mean the inability of Employee to perform his duties with the Company on a full-time basis for 180 days in any one-year period as a result of incapacity due to mental or physical illness.

(ii) Termination for “Cause” as used herein shall be limited to (A) Employee’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of Employee’s position or to follow the direction of the Board following written notice from the Board specifying such failure, or (B) Employee’s being convicted of, or pleading guilty or nolo contendere to, a felony or criminal fraud.  Before Employee may be terminated for Cause, however, he shall be given a notice of intent to terminate (setting forth in reasonable detail the facts and circumstances claimed to provide the basis for “Cause”).  Before he is thereafter given a Notice of Termination (as described in Section 5(c) below), Employee and his legal advisor(s), if any, shall be provided an opportunity before the Board to discuss the facts and circumstances claimed to provide the basis for the “Cause.”

(b) Termination by Mutual Agreement.  Employee’s employment may also be terminated pursuant to the mutual agreement of Employee and the Company.  Any termination of Employee’s employment by mutual agreement of the parties shall be memorialized by an agreement which is reduced to writing and signed by Employee and a duly appointed officer of the Company.

(c) Notice of Termination.  Any termination of Employee’s employment (other than a termination due to Employee’s death or pursuant to the parties’ mutual agreement) or non-renewal of the Term pursuant to Section 2 shall be communicated by written Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(d) Date of Termination.  The “Date of Termination” shall mean (1) if Employee’s employment is terminated by his death, the end of the month in which his death occurred; (2) if Employee’s employment is terminated pursuant to the parties’ mutual agreement, the end of the month in which such agreement is effective; and (3) if Employee’s employment is terminated for any other reason, the later of (i) the end of the month in which a Notice of Termination is given, or (ii) the end of the month in which such a Notice of Termination is to be effective.  Notwithstanding anything stated in this Agreement to the contrary, however, if Employee’s death occurs after a Notice of Termination has been delivered hereunder, the “Date of Termination” shall mean the end of the month in which Employee’s death occurred.

6. RIGHTS UPON TERMINATION.

(a) If Employee’s employment is terminated by the Board as described in Section 5(a) above or as a result of Employee’s death, (i) the Company shall pay Employee all Base Salary payable to him under Section 4(a) through the Date of Termination and Employee’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such Annual Bonus has not been paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid), (ii) the Company shall reimburse Employee for all expenses described in Section 4(d), if any, which are incurred through the Date of Termination, and (iii) the Company shall pay Employee a prorated Annual Bonus (based on the portion of the applicable fiscal year served by Employee) for the fiscal year during which occurs the Date of Termination, based on actual performance for such fiscal year at the same time bonuses would be payable to Employee if Employee had continued in employment.  Except as otherwise provided herein, Employee’s rights to Base Salary and Annual Bonus for workdays occurring after the Date of Termination shall permanently cease after such date.  Employee’s post-termination rights under any employee benefit plans and arrangements as may from time to time be made available to or for Employee or the Company’s executives shall be as described therein.  Except as otherwise provided herein, all payment(s) made to Employee pursuant to the first sentence of this Section 6(a) shall be paid, subject to applicable withholding, on the 30th day following the Date of Termination.

(b) If Employee’s death occurs prior to his receipt of the payment(s) provided for in Section 6(a) above, payment(s), if any, shall be paid to Employee’s designated beneficiary, or if he or she predeceases Employee or no beneficiary has been designated, to Employee’s estate.

(c) For the avoidance of doubt, the parties acknowledge and agree that if either party provides a Notice of Termination for non-renewal as contemplated by Section 2, Employee shall be paid any Annual Bonus to which Employee would otherwise be entitled with respect to the last fiscal year of the Term, notwithstanding that Employee may no longer be employed with the Company at the time such payment is actually made.

7. WORK PRODUCT, CONFIDENTIALITY AND COVENANT NOT TO COMPETE.

(a) Ownership of Work Product.

(i) Employee has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company’s business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of Employee’s employment with the Company, he incorporates into Work Product (as defined below) a Prior Invention owned by him or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such Work Product.

(ii) Employee agrees that he will promptly make full written disclosure to the Company of any and all Work Product made by Employee, either solely or jointly.  The Company shall own all Work Product.  To the extent permitted by law, all Work Product shall be considered work made for hire by Employee and owned by the Company.

(iii) If any of the Work Product may not, by operation of law, be considered work made for hire by Employee for the Company or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, except as prohibited by law, Employee hereby assigns, and upon creation thereof automatically assigns, to the Company, its designees, successors and assigns, all of Employee’s right, title and interest in and to Work Product.

(iv) The Company, its designees, successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations, and any other protection available for the Work Product.  Employee agrees to assist the Company, or its designees,  successors and assigns, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and designees, the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment.  If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact coupled with an interest, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.

(v) For purposes hereof, “Work Product” shall mean inventions, original works of authorship, developments, concepts, improvements or Trade Secrets (as herein defined), whether or not patentable or registrable under copyright, patent or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time he is in the employ of the Company and that are within the scope and duration of his employment.  “Work Product” specifically excludes inventions, original works of authorship, developments, concepts and improvements developed by Employee entirely on his own time without using the Company’s equipment, supplies, facilities, Trade Secrets or Confidential Information (as hereinafter defined), except for those inventions, original works of authorship, developments, concepts and improvements that both (i) relate to the Company’s actual or anticipated business, research or development and (ii) result from or are connected with work performed by Employee for the Company.  Employee hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in all Work Product recognized by applicable law.  Employee shall not incorporate any invention, original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Work Product without Company’s prior written permission.

(b) Confidentiality.

(i) During the Term and for a period of two (2) years thereafter, Employee shall maintain in strict confidence, shall not use or disclose (except as required to perform Employee’s duties under this Agreement), and shall assist and comply with all Company efforts, procedures, and programs to maintain the secrecy of all Trade Secrets and Confidential Information of the Company, its affiliates and customers.

(ii) For purposes of this Agreement, the term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that derives independent economic value from not being generally known, and not being readily ascertainable through proper means, to the Company’s competitors or any other person or entity that can obtain economic value from its use.  To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services.  This includes, but is not limited to:

(A) software (including source and object code), algorithms, inventions, designs, concepts, discoveries, improvements, computer processing systems, techniques, methodologies, formulas, processes, compilations of information, data, models, photographs, know-how, machines, plans, techniques, user documentation, functional overviews, screen layouts, report layouts, processing flow charts and other work products, drawings, proposals, job notes, reports, records, and specifications, whether the foregoing have been developed by or for the Company or otherwise obtained by the Company;

(B) customer or prospective customer or referral lists and contact information, agreements, prospects, strategies, purchase needs, preferences and habits, plans, records, files, or other similar information;

(C) project agreements, product agreements, service agreements, sales contracts, licenses, negotiations, strategies, plans, records, forms or files;

(D) Company policy and operating manuals or procedures, work-flow systems, product-design processes and systems and strategies for providing services;

(E) Company performance or financial statements or other such information;

(F) product, application and service price lists, forms, contracts, marketing or other research and development data and the results thereof or related information; and

(G) product, application and service testing or evaluation results or similar information.

(iii) For purposes of this Agreement, the term “Confidential Information” means any data or information and documentation, in addition to that which is a Trade Secret, that is valuable to Company and not generally known to the public, including but not limited to:

(A) financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;

(B) supply and service information, including but not limited to information concerning the goods and services utilized or purchased by Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to Company the details of which are not generally known;

(C) marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts, results of marketing efforts or information about impending transactions;

(D) personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employees’ engagements, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other employee information; and

(E) customer information, including but not limited to any customer proposals or agreements between customers and Company, status of customer accounts or credit, client and user information of customers (including but not limited to identification numbers and data and demographic data) or related information about actual or prospective customers.

Employee may not, during the Term and for a period of two (2) years thereafter, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Trade Secrets or Confidential Information, except as specifically required in the performance of his duties for the Company.

Employee may not disclose to the Company, use, or induce the Company to use, any proprietary information or trade secrets of others.  Employee represents and warrants that he has returned all property and confidential information belonging to all prior employers.

Employee agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.  Further, Employee agrees to abide by all lawful provisions of any covenants not to compete that he may have with prior employers.

(c) Return of Materials.  Upon the request of the Company and, in any event, upon the termination of Employee’s employment, Employee shall deliver to Company all memoranda, notes, records, drawings, daily or monthly appointment calendars (regardless of how kept), manuals, disks and other documents and media, regardless of form, that contain Work Product, Trade Secrets, Confidential Information, or otherwise relate to the Company’s business.  Employee shall not retain any such materials (whether in original or duplicated form) following such delivery.

(d) Covenant Not To Compete.  The provisions set forth in Section 5.2 of the Stock Purchase Agreement dated December 23, 2010 by and among the Company, CMAC and the shareholders of CMAC identified therein, including Employee (the “Stock Purchase Agreement”), and the restrictions contemplated thereby are hereby incorporated by reference herein, in their entirety, and shall override any provisions in this Agreement which conflict in part or in whole with Section 5.2 of the Stock Purchase Agreement.

(e) Company deemed to include CMAC, Inc.  For purposes of this Section 7 in its entirety, the term “Company” shall be deemed to encompass and include DecisionPoint Systems, Inc. and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), which shall include CMAC, Inc.

(f) Enforcement.  The provisions of Section 7 in its entirety shall survive termination of this Agreement or the lapse of the Term without renewal.  In the event of any breach or threatened breach by Employee of any covenant contained in Section 7 of this Agreement, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damage.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company.  Employee therefore agrees that, in the event of any such breach or threatened breach, the Company shall be entitled to obtain an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Company have cause to seek such relief, no bond shall be required.

8. ASSIGNMENT.  Neither party to this Agreement may assign or delegate any of its rights or obligations hereunder without the other party’s prior written consent.

9. AMENDMENT AND MODIFICATION.  No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Employee and the Company.

10. SEVERABILITY.  The parties intend this Agreement to be enforced to the maximum extent permitted by law.  In the event any provision of this Agreement is deemed to be invalid or unenforceable any court of competent jurisdiction, such provision will be deemed to be restricted in scope or otherwise modified to the extent necessary to render it valid or enforceable.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will remain in full force and effect.

11. CONTROLLING LAW.  The terms of this Agreement will be construed and governed in accordance with the internal laws, but not the laws of conflicts, of the State of Georgia applicable to agreements made and to be performed in that State.  Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to this Agreement, shall be submitted to final and binding arbitration, to be held in the State of Georgia, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall decide all issues relating to arbitrability, and shall have the power to grant equitable relief, including injunctions, temporary restraining orders, etc.  In the event that any arbitration, action, suit or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover all costs and reasonable attorneys’ fees incurred by such party in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom.

12. NOTICES.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand, sent via facsimile, or sent by registered or certified mail, return receipt requested, as follows:

As to Employee:

Mr. Bryan E. Moss
c/o CMAC, Inc.
11625 Rainwater Drive
Suite 250
Alpharetta, Georgia  30009
Facsimile:  (770) 753-8897

with a copy to:

Rogers & Hardin LLP
Attn:  Jody L. Spencer, Esq.
2700 International Tower
229 Peachtree Street NE
Atlanta, Georgia  30303
Facsimile:  (404) 230-0972

to the Company at:

DecisionPoint Systems, Inc.
Attn:  Donald W. Rowley, Chief Financial Officer
19655 Descartes
Foothill Ranch, California  92610-2609
Facsimile: 949.859.3647

with a copy to:

Law Office of Jeffrey D. Marks, P.C.
415 Clifton Avenue
Clifton, New Jersey  07011
Facsimile:  (973) 253-8858

or to such other address as either party hereto may designate to the other by written notice given in accordance with this Agreement.  Notices shall be deemed sent on the date personally delivered and receipt or written acknowledgement is received if sent via facsimile.

13. WAIVER OF BREACH.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14. ENTIRE AGREEMENT.  Except as otherwise noted herein or in any separate agreement entered into by Employee and the Company, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

15. COMPLIANCE WITH CODE SECTION 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Company (as determined under Section 409A).  If any payments are postponed pursuant to this Section 15(c), then such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with the Company.  If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement, personally and as corporate officer thereunto duly authorized on the day and year first set forth above.

Employee:	DecisionPoint Systems, Inc. (The “Company”):

Bryan E. Moss	By:	/s/
Bryan E. Moss		Donald W. Rowley
Chief Financial Officer

EXHIBIT A

Date	Annual Base Compensation	Signatures of the Company and Employee

December 31, 2010	$240,000	DecisionPoint Systems, Inc.

		By:	/s/
			Donald W. Rowley
			Chief Financial Officer

			Bryan E. Moss
			Employee

EXHIBIT B

BONUS

Employee shall be entitled to earn an annual bonus for performance based upon achieving certain levels of profit, more specifically defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  For purposes of developing a ‘baseline’ level of EBITDA, the Company will use the initial purchase price multiple of EBITDA of three (3) times, or $1,050,000.  This baseline will be utilized for each of the three (3) years of the bonus plan.  EBITDA shall be calculated in accordance with GAAP and in a manner consistent with the calculation used in conjunction with setting the initial purchase price.  Bonus will be calculated annually based on the incremental EBITDA achieved over the baseline times a multiplier.  Said multiplier shall increase annually from the base multiplier of three (3) at the Effective Date by a half a point each year up to the maximum of four and one-half (4.50) times at the end of year 3 of the bonus plan.  Said amount shall then be divided by 25% representing the four periods of the bonus plan for a total of 100% as follows:

25% at the Effective Date

25% for Year 1

25% for Year 2

25% for Year 3

Initials

EXHIBIT C

PRIOR INVENTIONS

1.	J.I.T.R. Just In Time Resources
2.	CMAC Software Selection Methodology
3.	CMAC CRP Methodology
4.	CMAC Deals Desk Methodology
5.	CMAC Staffing Methodology
6.	CMAC Sales Commission Methodology